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                                                                    Exhibit 10.9

                              EMPLOYMENT AGREEMENT
                                 (Alan L. Crane)

     This Employment Agreement (this "Agreement") dated as of March 15, 2002 (the "Effective Date") is made by and between Mimeon, Inc., a Delaware corporation (the "Company"), and Alan L. Crane ("Employee").

     WHEREAS, Employee has been a director of the Company since June 13, 2001;
and

     WHEREAS, the Company wishes to employ Employee and Employee desires to be an employee of the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.   TITLES AND RESPONSIBILITIES.

          (a) CHIEF EXECUTIVE OFFICER. The Company hereby employs Employee to perform those duties and services as the Company shall from time to time set forth, and Employee accepts employment with the Company, upon the terms and conditions hereinafter set forth. Employee shall serve as President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "Board"). The Company may elect another individual to serve as President at some future date, but Employee shall retain the title and responsibilities of Chief Executive Officer for so long as he is an employee of the Company.

          (b) CHAIRMAN OF BOARD OF DIRECTORS. Employee shall serve as a director and the Chairman of the Board for so long as he is the Chief Executive Officer or until he earlier resigns as a director or as Chairman.

     2. DUTY TO PERFORM SERVICES. The Company acknowledges that Employee is currently an employee of Millennium Pharmaceuticals, Inc. ("Millennium"). During the period between the Effective Date and June 1, 2002 (the "Transition Period"), Employee will gradually devote less of his time rendering services to Millennium and more of his time rendering services to the Company. Commencing on June 1, 2002, except as provided below, Employee shall devote his full time during normal business hours to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Except to the extent the restrictions contained in Section 11 may apply, nothing in this Agreement shall prohibit Employee from (a) making and managing passive investments, (b) engaging in religious, academic, charitable or other community or non-profit activities, (c) serving as a non-employee director of Controlled Delivery Systems, Inc., and (d) serving as a partner of Polaris Venture Partners ("Polaris") in a manner, and to an extent, that will not interfere with his duties to the Company.

     Employee agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all directives, policies, standards and regulations from time to time established by the Company, to the extent they are not in conflict with this Agreement.

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     3.   TERM OF AGREEMENT. The term of this Agreement will commence on the
Effective Date. There shall be no definite term of employment, and Employee shall be an employee at will. The Company may terminate Employee's employment with the Company at any time with or without Cause (as defined in Section 17(e)).

     4.   COMPENSATION.

          (a)  BASE SALARY.

               (i) TRANSITION PERIOD. For each month during the Transition Period, the Company will pay Employee a salary equal to $22,950 less the gross salary paid by Millennium to Employee for such month.

               (ii) AFTER JUNE 1, 2002. After the Transition Period, the Company shall pay Employee a base salary, payable in equal installments in accordance with the Company's standard schedule for salary payments to its employees, at an annual rate equal to $240,000. Employee's base salary shall be reviewed by the Compensation Committee of the Board at least once every 12 months, and may be increased on or after each such review as mutually agreed upon by the Company and Employee.

          (b) BONUS. By April 15, 2002, the Company shall pay Employee a bonus of $106,585.

          (c) RESTRICTED STOCK. Simultaneous with the execution of this Agreement, the Company shall sell to Employee 766,296 shares (the "Shares") of the Company's common stock, $.0001 par value per Share, at a price of $.0001 per Share. The purchase and sale of Shares shall be governed by a Restricted Stock Purchase Agreement, substantially in the form of Exhibit A, which shall contain, among other things, a right of the Company to repurchase unvested Shares under certain circumstances.

     5.   VACATIONS, HOLIDAYS AND SICK TIME; BENEFITS.

          (a) VACATIONS, HOLIDAYS AND SICK TIME. Employee shall be entitled to 20 paid vacation days annually, and shall not be required to work but shall be paid for all major U.S. holidays. Employee shall be entitled to the same number of paid sick days per year as a partner of Polaris is entitled to receive from Polaris.

          (b) BENEFITS. Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be entitled to receive (i) medical, dental, life and disability insurance coverage through Polaris, the employer portion of such costs to be borne by the Company, (ii) such other benefits as may be provided by the Company to its senior executives generally from time to time, and (iii) such other benefits as may be provided by Polaris to its partners generally from time to time (collectively, the "Benefits").

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     6.   EXPENSES. The Company shall pay or reimburse Employee for all reasonable business expenses incurred by Employee in connection with his employment by the Company in accordance with the Company's policies in effect from time to time.

     7. CONFIDENTIAL INFORMATION. While employed by the Company and thereafter, Employee shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his employment by and for the benefit of the Company, or disclose any Confidential Information to anyone outside of the Company, whether by private communication, public address, publication or otherwise, or disclose any Confidential Information to anyone within the Company who has not been authorized to receive such information, except as directed in writing by an authorized representative of the Company. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information, and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by a consultant or employee of the Company (including Employee) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), and which is maintained in confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:

          (a) any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, sequence, concept, art, method, process, machine, manufacturing method, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

          (b) the name of any employee, consultant, customer or prospective customer, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

     Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.

     Employee acknowledges that the Company from time to time has in its possession information which is claimed by customers and others to be proprietary and which the Company has agreed to keep confidential. Employee agrees that all such information shall be Confidential Information for purposes of this Agreement.

     8. OWNERSHIP AND ASSIGNMENT OF INTELLECTUAL PROPERTY. Employee agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by Employee or others) shall be the sole property of the Company.

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     Employee agrees that all Confidential Information and all other discoveries, inventions, ideas, specifications, designs, concepts, research and other information, processes, products, methods and improvements, or parts thereof conceived, developed, or otherwise made by him, alone or jointly with others and in any way relating to the Company's present or proposed products, programs or services or to tasks assigned to his during the course of his employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, during the period of his employment with the Company, whether or not made during my regular working hours, and whether or not made on the Company's premises, and whether or not disclosed by his to the Company (hereinafter referred to as "Intellectual Property") together with all products or services which embody or emulate any Intellectual Property shall belong exclusively to the Company.

     Employee agrees to, and hereby does, assign to the Company all his right, title and interest throughout the world in and to all Intellectual Property and to anything tangible which evidences, incorporates, constitutes, represents or records any Intellectual Property. Employee agrees that all Intellectual Property shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at present, Employee hereby agrees to assign to the Company all copyrights, patents and other proprietary rights Employee may have in any Intellectual Property, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. Employee agrees to waive, and hereby waives, all moral rights or proprietary rights in or to any Intellectual Property and, to the extent that such rights may not be waived, agrees not to assert such rights against the Company or its licensees, successors or assigns.

     Employee hereby certifies that Schedule A sets forth any and all confidential information and intellectual property that Employee claims as his own or otherwise intends to exclude from this Agreement because it was developed by him prior to the date of this Agreement. Employee understands that after execution of this Agreement he shall have no right to exclude Confidential Information or Intellectual Property from this Agreement.

     9. EMPLOYEE'S OBLIGATION TO KEEP RECORDS. Employee shall make and maintain adequate and current written records of all Intellectual Property, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. Employee shall disclose all Intellectual Property promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

     10. EMPLOYEE'S OBLIGATION TO COOPERATE. Employee will, at any time during his employment, or after it terminates, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, Employee will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Intellectual Property assigned pursuant to Section 8, and Employee will execute, when requested, patent and other

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applications and assignments thereof to the Company, or Persons (as defined in
Section 17(f)) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and Employee will further assist the Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of Employee's assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

     11. NONCOMPETITION. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Employee agrees that during the term of this Agreement and for a period of 12 months after the termination of this Agreement (the "Restricted Period"), Employee shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, Employee may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the "over-the-counter" market.

     12. NONSOLICITATION. During the Restricted Period, Employee shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the term of Employee's employment) to terminate his or his employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.

     13. RETURN OF PROPERTY. Upon termination of Employee's employment with the Company, or at any other time upon request of the Company, Employee shall return promptly any Confidential Information, including all customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which Employee may then possess or have under his control. Employee further agrees that upon termination of his employment he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or Intellectual Property.

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     14.  OTHER OBLIGATIONS.

          (a) Employee hereby represents, warrants and agrees (i) that Employee has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Employee will not violate the terms or conditions of any agreement between him and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person anywhere in the world; (iii) that Employee has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that Employee has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require him not to disclose any information to the Company.

          (b) Employee acknowledges that the Company from time to time may have agreements with other Persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

     15. TERMINATION EVENT. The following events shall each be considered a "Termination Event" and, upon the occurrence of any of them, shall have the effect of immediately terminating the Company's obligations under this Agreement, including its obligation to make any further payments hereunder but excluding the payment of base salary and vacation benefits which are accrued at the date of termination:

          (a)  Employee's death;

          (b) Employee's Disability for such period of time and under circumstances which would constitute a Permanent Disability;

          (c) The termination of Employee's employment by the Company for Cause (as defined in Section 17(e)); or

          (d) The termination of Employee's employment by Employee for any reason other than Good Reason (as defined in Section 17(e)).

     Any decision to terminate Employee's employment for Cause shall be made by the Board after Employee has had a reasonable opportunity to be heard by the Board. Termination pursuant to Section 15(c) shall be without prejudice to any other right or remedy to which the Company may be entitled, at law, in equity, under this Agreement or otherwise.

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     Notwithstanding Employee's termination of employment pursuant to Section
15(b), 15(c) or 15(d), Employee's covenants and obligations set forth in Sections 7, 8, 10, 11, 12 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereof.

     16. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In addition to the other termination rights provided to the Company or Employee hereunder, the Company may terminate Employee's employment without Cause at any time and Employee may terminate Employee's employment for Good Reason at any time; PROVIDED, however, that:

          (a) Employee's covenants and obligations set forth in Sections 7, 8, 9, 10, 11, 12 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereunder; and

          (b) in the event that Employee's employment is terminated by the Company without Cause, or by the Employee for Good Reason, at any time prior to the first anniversary of this Agreement, then, subject to Section 16(d), Employee shall be entitled to receive (i) the installments of base salary set forth in Section 4(a) not yet paid to such Employee, payable when and as if Employee had continued to be employed by the Company until the six-month anniversary of the date of such termination; and (ii) the Benefits set forth in
Section 5(b) for such period of time; and

          (c) in the event that Employee's employment is terminated by the Company without Cause, or by Employee for Good Reason, at any time after the first anniversary of this Agreement, then, subject to Section 16(d), Employee shall be entitled to receive (i) the installments of base salary set forth in
Section 4(a) not yet paid to such Employee, payable when and as if Employee had continued to be employed by the Company the one-year anniversary of the date of such termination; and (ii) the Benefits set forth in Section 5(b) for such period of time.

          (d)  Notwithstanding anything to the contrary in Sections 16(b) or
(c), if Employee commences full time employment or enters into a consulting arrangement with a Person other than the Company (a "New Employer") during the period of time that the Company would otherwise be providing severance benefits to Employee pursuant to Sections 16(b) or (c) (the "Severance Period"), then (i) any cash compensation earned by Employee from a New Employer during the Severance Period shall be credited toward the Company's severance obligations under this Section 16, and (ii) the Company shall have no obligation to provide or pay for any type of Benefits that the New Employer provides to Employee; provided, that the quality of the benefits provided by the New Employer are equivalent or superior to the Benefits provided or paid for by the Company. Employee agrees to inform the Company promptly in writing if he commences employment or enters into a consulting arrangement with a New Employer while he is receiving severance payments or Benefits from the Company or Polaris.

     17.  MISCELLANEOUS.

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          (a)  ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

          (b) ASSIGNABILITY, ETC. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

          (c) AMENDMENTS AND SUPPLEMENTS. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto; PROVIDED, HOWEVER, that no such alteration, change or amendment may be binding on the Company unless approved by the Board.

          (d) NO WAIVER. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. In the case of the Company, no waiver shall be effective unless approved by the Board. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

          (e) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Cause" means:

               (i)    Employee's dishonesty with respect to the Company;

               (ii) Employee's misconduct which materially and adversely reflects upon the business, affairs, operations, or reputation of the Company or upon Employee's ability to perform his duties for the Company;

               (iii) Employee's failure to perform his duties and responsibilities for the Company, which failure continues for more than ten days after the Company gives written notice to Employee which sets forth in reasonable detail the nature of such failure;

               (iv) Employee's negligent performance of his duties, which negligent performance continues for more than ten days after the Company gives written notice to Employee which sets forth in reasonable detail the nature of such negligence; or

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               (v)    Employee's breach of any one or more of the material
provisions of this Agreement, which breach continues for more than ten days after the Company gives written notice to Employee which sets forth in reasonable detail the nature of such breach.

          "Disability" means the inability of Employee to substantially perform his duties to the Company as a result of his incapacity due to illness or physical disability.

          "Field of Interest" means the field of sequencing, chemical, enzymatic or biological synthesis, production or modification of linear and branched sugars and glycoconjugates.

          "Good Reason" means Employee's termination of his employment because of (i) the Company's breach of any one or more of the material provisions of this Agreement, which breach continues for more than ten days after Employee gives written notice to the Company which sets forth in reasonable detail the nature of such breach; (ii) a material reduction by the Company of Employee's responsibilities; or (iii) a relocation by the Company of Employee's place of employment by more than 40 miles.

          "Permanent Disability" means a Disability which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, after its commencement, and is determined in good faith to be total and permanent by the Board following consultation with reputable medical or health experts selected by the Board.

          "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

          (f) CONSTRUCTION OF AGREEMENT. A reference to a Section or Exhibit shall mean a Section in or Exhibit to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

          (g) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

     To the Company:

          Mimeon, Inc.
          Bay Colony Corporate Center

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          1000 Winter Street, Suite 3350
          Waltham, MA 02154
          Attention: President

     To Employee:

          Alan L. Crane
          25 Quidnic Road
          Waban, MA 02468

          (h) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

          (i) REMEDIES. Employee recognizes that money damages alone would not adequately compensate the Company in the event of breach by Employee of this Agreement, and Employee therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

          (j) SURVIVAL; VALIDITY. Except as expressly provided herein, the provisions of this Agreement shall not survive termination of Employee's employment by the Company for any reason. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 24, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

          (k) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

* * * * *

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     IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as an agreement under seal as of the date first written above.

                                  MIMEON, INC.


                                  By: /s/ Christoph Westphal
                                     -------------------------------
                                      Christoph Westphal
                                      President


                                      /s/ Alan L. Crane
                                  ----------------------------------
                                  Alan L. Crane

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